Exhibit 4(b)

AMENDMENT NO. 1
TO THE
INTERLAND, INC.
EMPLOYEE STOCK PURCHASE PLAN

        This AMENDMENT NO. 1 is made and entered into this ___ day of October, 2000 by INTERLAND, INC. (the "Company").

        WHEREAS, the Company previously adopted the Interland, Inc. Employee Stock Purchase Plan (the "Plan") and now desires to amend the Plan pursuant to Section 6.6 of the Plan;

        NOW, THEREFORE, the Plan is hereby amended as follows:

1.     Section 2.6 is amended to read as follows:

         "2.6   "EFFECTIVE DATE" shall mean November 1, 2000, or as soon thereafter as the Administrator determines that participation in the Plan can be offered to Eligible Employees."

2.      Section 2.12 is amended to read as follows:

         "2.12  "OFFERING DATE" means the first business day of each Purchase Period during which the Plan is in effect. The first Offering Date shall be November 1, 2000, or as soon thereafter as the Administrator determines that participation in the Plan can be offered to Eligible Employees."

3.      Section 2.17 is amended to read as follows:

         "2.17   "PURCHASE PERIOD" means the six (6) month period beginning each May 1 and November 1, or such other periods as the Administrator shall determine from time to time. The first Purchase Period may be a short period beginning on the Effective Date on ending on the next April 30 or October 30."

4.      Except as hereby amended, the Plan shall remain in full force and effect. This Amendment No. 1 shall be effective as of the date hereof.

       IN WITNESS WHEREOF, the Company hereby causes this Amendment Number One to be executed as of the date and year first written above.

INTERLAND, INC.

By: /s/ Kenneth Gavranovic
Name: Kenneth Gavranovic
Title: President and Chief Executive Officer